UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      December 20, 2004

___________________________

EQUIFAX INC.
(Exact name of registrant as specified in its charter)

Georgia	1-6605	58-0401110
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (404) 885-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Transition Agreement with Thomas F. Chapman

On August 18, 2004, Equifax Inc. announced that Thomas F. Chapman, chairman and chief executive officer, informed the Board of Directors of his decision to retire after a successor is elected and the transition completed.  The Board requested that Mr. Chapman remain through 2005 or such earlier period of time as would be necessary to ensure an orderly transition.  On December 20, 2004, Equifax entered into a transition retirement agreement with Mr. Chapman for this purpose.

Among the terms of the transition agreement, in 2005 Mr. Chapman will continue to receive in full his base salary and benefits, including payments due under his Annual Incentive Plan award (with a minimum award of 100% of his 2005 base salary) and restricted stock units representing 50% of the value which would normally be awarded to him as long-term incentive compensation and 50% of such long-term incentive value in a restricted cash award.

In addition to any other retirement benefits to which Mr. Chapman is entitled under any Equifax benefit plans, upon his satisfaction of the terms of the transition agreement (i) his stock options, restricted stock units and restricted cash award will become vested and exercisable; (ii) he will receive credit for four additional years of service under the Supplemental Executive Retirement Plan (increasing his annual retirement payments from 48% to 60% of final average pay); (iii) he will be provided office space, telephone and administrative support for his lifetime; and (iv) he will continue to receive financial planning and tax advisory services through the tax year in which he attains age 70.

Executive Retention Awards

Equifax considers it essential to the best interests of the company and its shareholders to ensure the continuity of leadership of the company during the search for a successor chief executive officer and transition period noted above.  Accordingly, on December 20, 2004, the Compensation, Human Resources and Management Succession Committee of the Board of Directors of Equifax approved the award to certain key management personnel of Equifax, including certain executive officers, of restricted stock units (RSUs) upon terms and conditions designed to promote retention of these officers over the next several years.

The RSU awards are intended to be in lieu of the next three annual RSU grants and have been made under the shareholder-approved 2000 Stock Incentive Plan.  The grant value of the awards is equal to approximately two times the executive’s annual base salary and bonus. The RSUs will generally vest in three equal annual installments if the executive remains employed by Equifax, beginning on the third anniversary of the date of grant, subject to earlier vesting in the event of the executive’s death, disability, termination of employment without cause or resignation of the executive for good reason, including among other reasons a reduction in the executive officer’s responsibilities.  If the executive retires from employment with Equifax prior to the third anniversary of the date of grant of the RSUs, 33-1/3% of such RSUs will vest in any event, 66-2/3% will vest if the executive was employed by Equifax on the first anniversary of the date of grant and 100% will vest if the executive was employed by Equifax on the second anniversary of the date of grant, consistent with the normal vesting provisions that would apply to the next three annual RSU grants upon an executive’s retirement.  Each of the following executive officers of Equifax received a grant of 42,000 RSUs: Karen H. Gaston, Donald T. Heroman and Kent E. Mast.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC. By: /s/ Karen H. Gaston Name: Karen H. Gaston Title: Chief Administrative Officer

Date:  December  22, 2004